Tri-Mark Mfg., Inc. Form S-1
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Exhibit 5

Jody M. Walker
Attorney at Law
7841 South Garfield Way
Centennial, CO 80122
jmwalker85@earthlink.net
Telephone: 303-850-7637                         Facsimile: 303-482-2731

February 28, 2008

Tri-Mark Mfg., Inc.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

     I have acted as counsel for Tri-Mark in connection with the preparation and filing of Tri-Mark's Registration Statement on Form S-1 under the Securities Act of 1933, as amended, (the "Registration
Statement"), relating to 1,000,000 common shares of Tri-Mark.

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of Tri-Mark and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of Tri-Mark, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the securities being registered are duly authorized and, when issued in accordance with Registration Statement, will be validly issued, fully paid and non assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Jody M. Walker
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Jody M. Walker
Attorney-At-Law